As filed with the Securities and Exchange Commission on August 17, 2010
File No. 333-138157

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

STANLEY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3658790 (I.R.S. Employer Identification No.)
3101 Wilson Boulevard, Suite 700
Arlington, Virginia 22201
(703) 684-1125
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1995 STOCK INCENTIVE PLAN
EXECUTIVE DEFERRED COMPENSATION AND EQUITY INCENTIVE PLAN
STANLEY, INC. 2006 OMNIBUS INCENTIVE COMPENSATION PLAN
STANLEY, INC. EMPLOYEE STOCK PURCHASE PLAN
STANLEY, INC. EMPLOYEE STOCK OWNERSHIP PLAN
(Full titles of the plan)

George Schindler
President
Stanley, Inc.
3101 Wilson Boulevard, Suite 700
Arlington, Virginia 22201
Telephone: (703) 684-1125
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert J. Grammig, Esq.
Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Telephone: (813) 227-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 2 (the “Amendment”), relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-138157, of Stanley, Inc. (the “Company”), which was filed with the Securities and Exchange Commission (the “Commission”) on October 23, 2006. The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold shares of common stock, par value $0.01 per share, issuable pursuant to the Registration Statement.
     On August 17, 2010, pursuant to the Agreement and Plan of Merger, dated as of May 6, 2010, among CGI Group Inc., a corporation organized under the laws of the Province of Québec, Canada (“CGI”), CGI Federal Inc., a Delaware corporation and an indirect wholly owned subsidiary of CGI (“CGI Federal”), CGI Fairfax Corporation, a Delaware corporation and a direct wholly owned subsidiary of CGI Federal (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of CGI Federal. The Merger became effective on August 17, 2010 as a result of the filing of the certificate of ownership and merger with the Secretary of State of the State of Delaware (the “Effective Time”).
     As a result of the Merger, the offerings of the Company’s securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued or unobligated as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 2 on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on August 17, 2010.

STANLEY, INC.
By:	/s/ George Schindler
George Schindler
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ George Schindler George Schindler	President (Principal Executive Officer) and Director	August 17, 2010

/s/ Scott Pfost Scott Pfost	Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 17, 2010

/s/ James B. Peake James B. Peake	Director	August 17, 2010

/s/ Donna Ryan Donna Ryan	Director	August 17, 2010